UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2023

AYTU BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 E. Union Avenue, Suite 920

Denver, CO 80237

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 437-6580

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AYTU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2023, Aytu BioPharma, Inc. (the “Company”) entered into a Commercial Manufacturing Services Agreement (the “Agreement”), with Halo Pharmaceutical, Inc. (“Halo”), pursuant to which Halo will manufacture Adzenys XR ODT® and Cotempla XR ODT® products for the Company at Halo’s manufacturing facility. Under the terms of the Agreement, the Company is responsible for supplying the active pharmaceutical ingredients for the products to Halo. Halo is responsible for manufacturing the products, conducting quality control, quality assurance, validation activities, stability testing, packaging and providing related services for the manufacture of the products.

Pursuant to the Agreement, the Company has agreed to order from Halo certain minimum amounts of products based on a forecast provided by the Company, of which a portion is considering binding and the remainder is considered a good-faith estimate to facilitate Halo’s production scheduling. Any purchase orders made by the Company pursuant to the Agreement are subject to minimum order quantities, depending on the products ordered. The Company is required to purchase 100% of its requirements for the products covered by the Agreement, except for products produced in the Company’s own manufacturing facility in the Company’s sole discretion, and to the extent otherwise permitted by the Agreement.

The Agreement has an initial term beginning on November 13, 2023 and ending on November 13, 2028. The Agreement automatically renews after the initial term for successive terms of three (3) years, unless either party gives notice of its intention to terminate the Agreement within at least twenty-four (24) months prior to the end of the then-current term.

The Company may terminate the Agreement with respect to any product upon 30 days’ notice if any governmental agency takes any action that prevents the Company from importing, exporting, purchasing or selling the relevant product.

Either party may terminate the Agreement (a) if the other party has failed to remedy a material breach under the Agreement within sixty (60) days following receipt of a written notice (or fifteen (15) days in respect of a breach involving non-payment), and (b) immediately, (i) for the Company, if Halo is declared insolvent or bankrupt by a court of competent jurisdiction, and such declaration or order remains in effect for a period of sixty (60) days or if Halo files a voluntary petition of bankruptcy in any court of competent jurisdiction, (ii) for Halo, if the Company is liquidated in connection with a bankruptcy filing, or (iii) if the Agreement is assigned by the other party for the benefit of creditors.

The Agreement contains certain representations, warranties, limitations of liabilities, confidentiality and indemnity obligations and other provisions customary for an agreement of its type.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal period ending December 31, 2023, with confidential portions redacted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aytu BioPharma, Inc.

Date: November 17, 2023	By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chief Executive Officer